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                      PACTIV CORPORATION CHANGE IN CONTROL
                    SEVERANCE BENEFIT PLAN FOR KEY EXECUTIVES
                                  (THE "PLAN")

This Plan was established by Pactiv Corporation (the "Company") November 4, 1999 (the "Effective Date"). It is hereby amended and restated effective March 1, 2005. The purpose of the Plan is to induce key employees to enter into, or continue their services or employment with, and to steadfastly serve the Company if and when a Change in Control (as defined below) is threatened, despite attendant career uncertainties, by committing the Company to provide severance benefits in the event their employment terminates as a result of a Change in Control.

1.       Definitions.

         A. "Change in Control" shall mean the first to occur of the following events (but no event other than the following events), except as otherwise provided herein:

                  (1) any person and any of their affiliates or associates becomes the beneficial owner, directly or indirectly, of securities of the Company representing twenty percent (20%) or more of either the Company's then outstanding shares of common stock or the combined voting power of the Company's then outstanding securities having general voting rights. Notwithstanding the foregoing, a Change in Control shall not be deemed to occur pursuant to this paragraph solely because the requisite percentage of the Company's then outstanding shares of common stock or the combined voting power of the Company's then outstanding securities having general voting rights is acquired by one or more employee benefit plans maintained by one or more Pactiv Companies; or

                  (2) members of the Incumbent Board cease to constitute a majority of the Company Board; or

                  (3) the consummation of any plan of merger, consolidation, share exchange or combination between the Company and any person including without limitation becoming a subsidiary of any other person without members of the Incumbent Board, as constituted immediately prior to the merger, consolidation, share exchange or combination constituting a majority of the board of directors of
                           (a) the surviving or successor corporation, or, (b) if the surviving or successor corporation is a majority-owned subsidiary of another corporation or corporations, the ultimate parent company of the surviving or successor corporation; or

                  (4) the consummation of any sale, exchange or other disposition of all or substantially all of the Company's assets without members of the Incumbent Board immediately prior to any sale, exchange or disposition of all or substantially all of the Company's assets constituting a majority of the board of directors of (a) the corporation which holds such assets after such disposition, or, (b) if such corporation is a majority-owned

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                           subsidiary of another corporation or corporations,
                           the ultimate parent company of the successor corporation provided, that the Company Board may determine conclusively that any transaction does not constitute a sale, exchange or other disposition of substantially all of the Company's assets;

                  (5) if any person and any of their affiliates and associates, shall elect or have elected, during any period not exceeding 24 months, at least 25% of the members of the Company Board, without the approval of the Incumbent Board and such members are comprised of persons not serving as members of the Company Board immediately prior to the formation of such group or the first solicitation of proxies by such person; or

                  (6) the Company's stockholders approve a plan of complete liquidation or dissolution of the Company.

         B.       "Company Board" means the Board of Directors of the Company.

         C. "Constructive Termination" will be deemed to have occurred if, upon or following the Change in Control and within one hundred eighty (180) days after the Key Executive becomes aware of a circumstance described in (1) - (5) below, a Key Executive separates from service with all Pactiv Companies after the Pactiv Companies, by action or inaction, and without the Key Executive's express prior written consent:

                  (1) diminish in any manner the Key Executive's status, position, duties or responsibilities with Pactiv Companies from those in effect immediately prior to the Change in Control; without limiting the foregoing, for purposes of this clause (1) a diminution will be deemed to have occurred if the Key Executive does not maintain the same or greater status, position, duties and responsibilities with the ultimate parent corporation of a controlled group of corporations of which the Company is a member upon consummation of the transaction or transactions constituting the Change in Control;

                  (2) reduce the Key Executive's then current annual cash compensation from Pactiv Companies below the sum of
                           (a) the Key Executive's annual base salary or annual base compensation from the Pactiv Companies in effect immediately prior to the Change in Control and (b) the Key Executive's average annual award under the Company's Executive Incentive Compensation Plan (or any successor plan) for the three calendar year periods (or for such shorter period as the Key Executive has been employed by the Company) completed immediately prior to the Change in Control;

                  (3) cause a material reduction in (a) the level of aggregate Pactiv Companies-paid medical benefit, life insurance and disability plan coverages; or (b) the aggregate rate of Pactiv Companies-paid thrift/savings plan

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                           contributions and of Pactiv Companies-paid defined
                           benefit retirement plan benefit accrual, from those coverages and rates in effect immediately prior to the Change in Control;

                  (4) effectively require the Key Executive to relocate because of transfer of the Key Executive's place of employment with Pactiv Companies from the place where the Key Executive was employed immediately prior to the Change in Control; for purposes of the foregoing, a transfer of place of employment shall be deemed to require a Key Executive to relocate if such transfer
                           (i) is greater than 25 miles from the place where the Key Executive was employed immediately prior to the Change in Control and (ii) increases the normal commuting time of such Key Executive by more than 50%; or

                  (5) materially breach their duties and obligations under the Plan.

                  A Constructive Termination will be deemed to have occurred for all Key Executives if any successor to the Company in a merger, consolidation, purchase or other combination constituting a Change in Control fails to assume, in writing, all of the Company's obligations under the Plan promptly upon consummation of such Change in Control.

                  In addition, a determination that a Key Executive has been Constructively Terminated for purposes of eligibility for benefits under this Plan shall be based solely on the criteria set forth in this paragraph C and the Key Executive's eligibility or application for, or receipt of, any retirement benefits from any Pactiv Company following separation from service shall have no bearing on such determination.

         D. "Discharge for Cause" shall be deemed to have occurred only if, following the Change in Control, a Key Executive is discharged by Pactiv Companies from employment because:

                  (1) the Key Executive has engaged in dishonesty or other serious misconduct related to the Key Executive's material duties as an employee of Pactiv Companies; or

                  (2) the Key Executive has willfully and continually failed (unless due to incapacity resulting from physical or mental illness) to perform the duties of his or her employment by Pactiv Companies after written demand for substantial performance is delivered to the Key Executive by Pactiv Companies specifically identifying the manner in which the Key Executive has not substantially performed such duties.

                  Notwithstanding the foregoing, a Key Executive who, immediately prior to the Change in Control, is a member of Executive Group I shall not be deemed to have been Discharged for Cause under paragraph 1 or 2 above unless a written notice has been delivered to the Key Executive stating that the Pactiv Companies have

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                  terminated the Key Executive's employment, which notice shall include a resolution, adopted by at least a three-quarter's vote of the Incumbent Board (after the Key Executive has been provided with reasonable notice and an opportunity, together with counsel, for a hearing before the entire Incumbent Board), finding that the Key Executive has engaged in the conduct set forth in paragraphs (1) or (2) of the preceding sentence.

         E. "Executive Group I" shall consist of each individual who, immediately prior to a Change in Control,

                  (1) is an executive officer of the Company listed in the Company's proxy statement most recently filed with the Securities and Exchange Commission and any other officer of the Company of the rank of Vice President or above designated by the Chief Executive Officer of the Company; or

                  (2) is the President (or other principal officer) of any other Pactiv Company, if designated by the Chief Executive Officer of the Company, in writing on or before the Change in Control, as a member of Executive Group I.

         F.       "Executive Group II" shall consist of each individual

                  (1)      who is not a member of Executive Group I; and

                  (2) (a) who, immediately prior to the Change in Control, is an active participant in the Company's Executive Incentive Compensation Plan, or (b) who, immediately prior to the Change in Control, is an employee of a Pactiv Company who has been designated by the Chief Executive Officer of the Company, in writing on or before the Change in Control, as a member of Executive Group II.

         G.       "Incumbent Board" means

                  (1) the members of the Company Board on the Effective Date, to the extent that they continue to serve as members of the Company Board, and

                  (2) any individual who becomes a member of the Company Board after the Effective Date, if his or her election or nomination for election as a director is approved by a vote of at least three-quarters of then Incumbent Board.

         H. "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended.

         I. "Key Executive" means an individual who, immediately prior to the Change in Control, is a member of Executive Group I or Executive Group II.

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         J.       "Pactiv Company" or "Pactiv Companies" mean the Company and any stock corporation of which a majority of the voting common or capital stock is owned directly or indirectly by the Company.

         K. "Threatened Change in Control" shall mean (i) any publicly disclosed proposal, offer, actual or proposed purchase of stock or other action which, if consummated, would, in the opinion of the Incumbent Board constitute a Change in Control, including the Company entering into an agreement, the consummation of which would result in a Change in Control or
                  (ii) the adoption of a resolution by the Incumbent Board that a Threatened Change in Control has occurred.

         L. "Threatened Change in Control Period" shall mean the period beginning on the date a Threatened Change in Control occurs and ending on earlier of (1) the date the proposal, offer, actual or proposed purchase of stock or other action is formally withdrawn or the Incumbent Board has determined that the circumstances which constituted the Threatened Change in Control no longer exist; or (2) the date a Change in Control occurs.

                  For purposes of the foregoing definitions, the terms "associate," "affiliate," "person," and "beneficial owner" shall have the respective meaning set forth in Sections 13(a) and 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the regulations promulgated thereunder, and the regulations promulgated under Section 12 of the Exchange Act.

2. Eligibility for Benefits. If (i) within two years after a Change in Control, a Key Executive is separated from service as an employee with Pactiv Companies because (a) the Key Executive is discharged by the Pactiv Companies, provided, such discharge is not Discharge for Cause, or (b) because of Constructive Termination, and (ii) throughout the period beginning with the Change in Control and ending with such separation from service with Pactiv Companies, the Key Executive remains an employee of Pactiv Companies, he or she shall be entitled to receive the benefits described in Sections 3 and 6 below; provided that, the Key Executive has executed a Waiver and Release Agreement that releases any employment related claims against the Company, other than claims for vested benefits under the benefits and compensation plans, programs and arrangements of the Company.

3.       Severance Benefits.

         A. If the Key Executive is a member of Executive Group I immediately prior to the Change in Control -- an amount equal to three times the sum of (a) the Key Executive's annual base salary or other annual base compensation in effect immediately prior to the Change in Control, plus (b) the greater of (i) the average of the Key Executive's annual awards under the Company's Executive Incentive Compensation Plan (or any successor plan), together with any special awards from Pactiv Companies, for the last three calendar years of the Key Executive's employment with Pactiv Companies or such shorter period as the Key Executive has been employed by Pactiv Companies, or (ii) the Key Executive's targeted

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                  annual award under such plans in effect immediately prior to the Change in Control.

         B. If the Key Executive is a member of Executive Group II immediately prior to the Change in Control -- an amount equal to two times the sum of (a) the Key Executive's annual base salary in effect immediately prior to the Change in Control, plus (b) the greater of (i) the average of the Key Executive's annual awards under the Company's Executive Incentive Compensation Plan (or any successor plan), together with any special awards from Pactiv Companies, for the last three years of the Key Executive's employment with Pactiv Companies or such shorter period as the Key Executive has been employed by Pactiv Companies, or (ii) the Key Executive's targeted annual award under such plans in effect immediately prior to the Change in Control.

         C. All deferred compensation (and earnings accrued thereon) credited to the account of a Key Executive under any deferred compensation plan, program or arrangement of Pactiv Companies shall be paid to such Key Executive, notwithstanding any provisions of such plan, program or arrangement to the contrary.

         D. An amount, paid in a single lump sum of cash, equal to the sum of (i) any incentive compensation which has been allocated or awarded to such Key Executive for a completed calendar year or other measuring period preceding the Change in Control but has not yet been paid and (ii) a pro rata portion to the date of the Change in Control of the aggregate value of all contingent incentive compensation awards to such Key Executive for the current calendar year or other measuring period under any compensation or incentive plans of the Company, calculated as if 100% of any performance target or goal was achieved or otherwise on a basis on which such Key Executive will receive with a pro rata portion (based on elapsed time) of the amounts he or she would have been entitled to receive if he or she had continued to be employed by the Company throughout the period contemplated with respect to such award and if all other conditions for receiving the maximum amount with respect to all such awards had been met, notwithstanding any provision of any such plan to the contrary.

         E. The Key Executive shall be entitled to be paid in cash the total of the fair market value, determined as of the date of his or her separation from service, of any Restricted Stock, Stock Appreciation Rights, Performance Units, Performance Share grants and/or indicative payouts, Stock Equivalent Units and Dividend Equivalents which he or she has been granted (whether or not vested) immediately prior to such separation from service to the extent that he or she would not otherwise receive the value thereof. The terms "Restricted Stock," "Stock Appreciation Rights," "Performance Units," "Performance Shares," "Stock Equivalent Units" and "Dividend Equivalents" shall have the meaning ascribed to those terms in the Pactiv Corporation 2002 Incentive Compensation Plan.

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         F.       The Key Executive and his or her eligible dependents, if any, shall continue to be covered by the health, life and disability plans applicable to comparably situated active employees as in effect from time to time and subject to the rules thereof (including any requirement to make contributions or pay premiums, except that the Key Executive shall contribute or pay on an after-tax basis) for the period described below. For persons entitled to Executive Group I benefits, and their eligible dependents, the period is three
                  (3) years from his or her separation from service. For persons entitled to Executive Group II benefits, and their eligible dependents, the period is two (2) years from his or her separation from service. This period of coverage will not count against the maximum period of health coverage required by the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"), and persons covered by this provision will be afforded their applicable COBRA rights at the end of the health coverage provided herein.

         G. The Company shall provide, either through its retirement plans, including its Supplemental Retirement Plan, or through a separate payment at the time a related payment is made under its retirement plans to the Key Executive an additional pension benefit calculated as if the Key Executive's employment had continued for an additional two (2) years for Executive Group II or an additional three (3) years for Executive Group I, and calculated as if relevant pay for such additional period is at the same level as on the date the Key Executive separated from service.

         H. The Company shall provide each Key Executive with reasonable out placement services consistent with past practices of the Company with respect to officers at such level prior to the Change in Control.

         I. If a Key Executive receives other cash severance benefits from Pactiv Companies, the amount of severance benefit to which the Key Executive is entitled under Section 3(A) or (B) above shall be considered to be satisfied to the extent of such other cash severance payment.

4. Other Benefits. Upon a Change in Control, and without regard to the Key Executive's employment status following such Change in Control, all Stock Options under the Company's Stock Ownership Plan or any other similar plan maintained by the Company shall become immediately vested and exercisable for the lesser of 36 months or the remaining life of the option. The term "Stock Options" shall have the meaning ascribed thereto in the Pactiv Corporation 2002 Incentive Compensation Plan.

5. Method of Payment. The Company shall pay, or cause to be paid, the cash severance benefits under the Plan to the Key Executive in a single cash sum on the later of the six month anniversary of the Key Executive's separation from service as an employee with Pactiv Companies and submission of a claim as required by Section 12 of the Plan; provided that any such payment that would constitute an impermissible acceleration of deferred compensation within the contemplation of
         Section 409A of the Internal Revenue Code shall not be made until the earliest date on which it would not constitute such an acceleration. Except for withholdings required by law to satisfy local, state, and federal



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         tax withholding requirements, no offset nor any other reduction shall be taken in paying such benefit.

6. Gross-Up Payment. If any portion of the payments described herein, and/or any other payments no matter the source of such payments, shall be subject to the tax imposed by Section 4999 of the Internal Revenue Code (the portion of such payments which are subject to the Excise Tax being referred to herein as the "Payments") the Company shall pay to the affected Key Executive, not later than the 30th day following the date the Key Executive becomes subject to the Excise Tax an additional amount (the "Gross-Up Payment"), such that the net amount retained by the Key Executive after deduction of the Excise Tax on such Payments, and all federal, state and local income and employment tax (assuming the Key Executive is in the highest marginal tax bracket), interest and penalties and Excise Tax on the Gross-Up Payment, shall be equal to the amount which would have been retained by the Key Executive had the payments not been subject to the Excise Tax.

         The amount of the payment to the Key Executive under this Section 6 shall be determined by a recognized firm of certified public accountants that is mutually acceptable to the Company and the Key Executive, based upon the assumption that all payments and benefits to or for the benefit of the Key Executive in connection with a Change in Control of the Company or termination of the Key Executive's employment following a Change in Control of the Company shall be deemed to be "parachute payments" within the meaning of Section 280G(b)(2) of the Internal Revenue Code, and all "excess parachute payments" shall be deemed to be subject to the Excise Tax except to the extent that, in the opinion of tax counsel selected by the firm of certified public accountants charged with estimating the payment to the Key Executive under this Section 6, such payments or benefits are not subject to the Excise Tax.

         The Company shall make the calculations available to the Key Executive and the Key Executive's tax advisor and shall pay the reasonable fees of the advisor for reviewing and counseling the Key Executive with respect to such calculations, not to exceed $10,000.

7. Assignment. No Key Executive may assign, transfer, convey, mortgage, hypothecate, or in any way encumber any severance benefit payable under the Plan, nor shall the Key Executive have any right to receive any severance benefit under the Plan except at the time, in the amount and in the manner provided in the Plan, provided that the rights of a Key Executive under the Plan may be enforced by the Key Executive's heirs and legal representatives.

         This Plan may and shall be assigned or transferred to, and shall be binding upon and shall inure to the benefit of, any successor of the Company, and any such successor shall be deemed substituted for all purposes of "the Company" under the provisions of the Plan. As used in the preceding sentence, the term "successor" shall mean any person, firm, corporation, or business entity which at any time, whether by merger, purchase or otherwise, acquires all, or substantially all, of the assets or business of the Company. Notwithstanding such assignments, the Company shall remain, with such successor,

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         jointly and severally liable for all obligations under the Plan, which, except as herein provided, may not be assigned by the Company.

8. Plan Amendment and Termination. The Plan may be terminated or amended at any time by the Board of Directors provided that during a Threatened Change in Control Period, the Plan may not be terminated or amended in any manner that reduces the benefits to a Key Executive or adversely affects the rights of a Key Executive under the Plan, with any such reduction or adverse affect determined as if the Key Executive had incurred a separation from service as described in Section 2. In the event of a Change in Control, no amendment, or termination, made on or after the date of the Change in Control shall apply to any Key Executive until the expiration of two years and one hundred eighty days from the date of the Change in Control.

9. Funding. The Company shall pay, or cause to be paid, any severance benefit under the Plan out of general assets of Pactiv Companies. Nothing contained herein shall preclude the Company from establishing a grantor trust through which assets to satisfy obligations under the Plan may be set aside to provide for benefit payments to participants in the Plan. Any assets or property held by such trust shall be subject to the claims of general creditors of the Company, but only upon the insolvency or bankruptcy of the Company and only to the extent that the assets or property held by such trust are attributable to contributions made by the Company. No person other than the Company shall, by virtue of the provisions of the Plan, have any interest in such funds.

10. Controlling Law. The Plan shall be interpreted under the laws of the State of Illinois, except to the extent that federal law preempts such laws.

11. Plan Administrator. The Company is the Plan Administrator, and it shall have the authority to control and manage the operation of this Plan with the authority to interpret the Plan. Following a Change in Control, the Plan Administrator for purposes of any disputed claim under Section 12 shall be an independent third party selected by individuals constituting at least a majority of the Incumbent Board immediately prior to the Change in Control. The Company shall pay the expenses of such individuals in connection with such selection and shall pay the fees and expenses of the third party serving as Plan Administrator.

12.      Making a Claim.

         A. Submission of a Claim. In order to claim a severance benefit under this Plan, a Key Executive need only advise the Plan Administrator in writing that the Key Executive's employment with Pactiv Companies has terminated, that the Key Executive claims a severance benefit under the Plan and of the mailing address to which the severance benefit or related correspondence is to be sent.

         B. Denial of a Claim. If a Key Executive has made a claim for benefit under this Plan and any portion of the claim is denied, the Plan Administrator will furnish the Key Executive with a written notice stating the specific reasons for the denial, specific reference to pertinent Plan provisions upon which the denial was based, a

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                  description of any additional information or material
                  necessary to perfect the claim and an explanation of why such information or material is necessary, and appropriate information concerning steps to take if the Key Executive wishes to submit the claim for review.

                  The claim will be deemed accepted if the Plan Administrator does not approve the claim and fails to notify the Key Executive within 90 days after receipt of the claim, plus any extension of time for processing the claim, not to exceed 90 additional days, as special circumstances require. To obtain an extension, the Plan Administrator must advise the Key Executive in writing during the initial 90 days if an extension is necessary, stating the special circumstances requiring the extension and the date by which the Key Executive can expect the Plan Administrator's decision regarding the claim.

         C. Review Procedure. Within 60 days after the date of written notice denying any benefits, the Key Executive or the Key Executive's authorized representative may write to the Plan Administrator requesting a review of that decision by the Company Board or the Compensation / Nominating / Governance Committee thereof (the "Committee").

                  The request for review may contain such issues and comments as the Key Executive wishes to have considered in the review. The Key Executive may also review pertinent documents in the Plan Administrator's possession. The Company Board or the Committee will make a final determination with respect to the claim as soon as practicable. The Plan Administrator will advise the Key Executive of the determination in writing and will set forth the specific reasons for the determination and the specific references to any pertinent Plan provisions upon which the determination is based.

                  The claim will be deemed accepted on review if the Plan Administrator fails to give the Key Executive written notice of final determination within 60 days after receipt of the request for review, plus any extension of time for completing the review, not to exceed 60 additional days, as special circumstances require. To obtain an extension, the Plan Administrator must advise the Key Executive in writing during the initial 60 days if any extension is necessary, stating the special circumstances requiring the extension and the date by which the Key Executive can expect the Company's decision, regarding the review of the claim.

13. Legal Fees and Costs. In the event a Key Executive initiates legal action to enforce his or her right to any benefit under this Plan, the Company shall pay all reasonable legal fees and costs incurred by the Key Executive in connection with such legal action, provided that the Key Executive prevails on any material issue that is a subject of the legal action.

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

14. Severability. If for any reason any provision or provisions of the Plan are determined invalid or unenforceable, the validity and effect of the other provisions of the Plan shall not be affected thereby.

         IN WITNESS WHEREOF, the Company has caused the Plan to be executed on its behalf by its respective officers thereunder duly authorized, on the day and year set forth below.

                                               PACTIV CORPORATION

Date:    March 1, 2005                         By: /s/ Henry M. Wells, III
                                                  ------------------------------
                                               Its: Vice President & Chief
                                                    Human Resources Officer





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